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EXHIBIT 11 - Statement re computation of per share earnings

                               DEAN FOODS COMPANY
               (In thousands, except share and per-share amounts)

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
                                                                   THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                        JUNE 30,                         JUNE 30,
                                                              ------------     ------------     ------------     ------------
Basic EPS computation:                                            2002             2001             2002             2001
                                                              ------------     ------------     ------------     ------------
  Numerator:
    Income before cumulative effect of accounting change      $     73,235     $     34,603     $    128,585     $     58,120

                                                              ------------     ------------     ------------     ------------

    Income applicable to common stock                         $     73,235     $     34,603     $    128,585     $     58,120
                                                              ============     ============     ============     ============

  Denominator:
    Average common shares                                       90,049,823       55,120,602       89,466,230       54,916,654
                                                              ============     ============     ============     ============

Basic EPS before cumulative effect of accounting change       $       0.81     $       0.63     $       1.44     $       1.06
                                                              ============     ============     ============     ============


Diluted EPS calculation:
  Numerator:
    Income before cumulative effect of accounting change      $     72,235     $     34,603     $    128,585     $     58,120
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities                  5,331            5,331           10,662           10,662
                                                              ------------     ------------     ------------     ------------

    Income applicable to common stock                         $     78,566     $     39,934     $    139,247     $     68,782
                                                              ============     ============     ============     ============

  Denominator:
    Average common shares - basic                               90,049,823       55,120,602       89,466,230       54,916,654
    Stock option conversion                                      3,605,628        1,773,252        3,683,940        1,646,614
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities               15,333,256       15,333,664       15,333,341       15,333,664
                                                              ------------     ------------     ------------     ------------

    Average common shares - diluted                            108,988,707       72,227,518      108,483,511       71,896,932
                                                              ============     ============     ============     ============

Diluted EPS before cumulative effect of accounting change     $       0.72     $       0.55     $       1.29     $       0.96
                                                              ============     ============     ============     ============
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